As filed with the Securities and Exchange Commission

on April 30, 2004

Registration No. 333 -114188

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form F-4

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

société Air France

(Exact name of Registrant as specified in its charter)

Air France

(Translation of Registrant’s name into English)

France	4512	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

45, rue de Paris

95747 Roissy-CDG Cedex

France

+33 1 41 56 78 00

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Air France

125 West 55th Street

New York, NY 10019

(212) 830-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jean-Marc Bardy Air France 45, rue de Paris 95747 Roissy-CDG Cedex France +33 1 41 56 78 00	Jan Ernst de Groot KLM Royal Dutch Airlines Amsterdamseweg 55 1182 GP Amstelveen The Netherlands +31 20 649 91 23	Thomas N. O’Neill III Linklaters 25, rue de Marignan 75008 Paris France +33 1 56 43 56 43	William B. Hobbs Linklaters 1345 Avenue of the Americas 19th Floor New York, NY 10105 USA (212) 424 9000	Paul D. Burns Allen & Overy One New Change London EC4M 9QQ United Kingdom +44 207 330 4668	Daniel P. Cunningham Allen & Overy 1221 Avenue of the Americas New York, NY 10020 USA (212) 610 6427

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this registration statement becomes effective and all other conditions to the consummation of the transaction described herein have been satisfied.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per security	Proposed maximum aggregate offering price		Amount of registration fee

Ordinary shares, nominal value €8.50 per share (1), and warrants to purchase ordinary shares (2)	51,490,669 ordinary shares and 46,809,699 warrants (3)		Not applicable	$1,721,863,572	(4)	$218,161

Ordinary shares, nominal value €8.50 per share, issuable upon exercise of warrants	31,206,466	(5)	(6)	(6)			(6)

Total				$1,721,863,572		$218,161

Notes:

(1)	American depositary shares issuable on deposit of the shares of Air France registered hereby are being registered pursuant to a separate Registration Statement on Form F-6.
(2)	American depositary warrants issuable on deposit of the Air France warrants registered hereby are being registered pursuant to a separate Registration Statement on Form F-6.
(3)	The maximum number of Air France shares and Air France warrants to be issued to holders of KLM common shares (including to holders of KLM New York registry shares) in connection with the offer.
(4)	Solely for the purposes of calculating the registration fee pursuant to Rule 457(c), Rule 457(f) and Rule 457(i) under the Securities Act, based on the sum of (a) the product of (i) $20.515 (the average of the high and low prices of KLM New York registry shares on the New York Stock Exchange on March 30, 2004) and (ii) 46,809,699 (the maximum number of KLM common shares that may be tendered in the offer) and (b) the product of (i) additional consideration of €20 per share payable in connection with the exercise of the warrants and (ii) the noon buying rate on March 30, 2004 of $1.2202 per euro.
(5)	The maximum number of Air France shares issuable, assuming the maximum number of KLM common shares is tendered in the offer and all Air France warrants in respect of those shares are exercised. An additional indeterminable number of ordinary shares is being registered to cover any adjustments in the number of ordinary shares issuable upon exercise of the warrants.
(6)	Pursuant to Rule 457(g) of the Securities Act, no separate registration fee will be payable with respect to the Air France warrants, as this Registration Statement also registers the Air France shares issuable upon exercise of the warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form F-4 initially filed on April 5, 2004 is being filed solely for the purpose of amending exhibits to the Registration Statement.

The Registrant’s Articles of Association were amended, conditional upon completion of the offer, at an extraordinary general meeting of the Registrant’s shareholders held on April 20, 2004. The Registrant’s Articles of Association, as so amended, are being filed as Exhibit 3.1 herewith.

The Registrant is updating the opinion of Linklaters being filed as exhibit 5.1 herewith and the opinion of Nauta Dutilh being filed as exhibit 8.3 herewith.

The Registrant is also revising the portions of certain purchase agreements for which it is seeking confidential treatment, which agreements are being filed as exhibits 10.1, 10.2, 10.3 and 10.4 herewith.

1

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Directors may not be directly indemnified by Air France under French company law. Air France maintains insurance covering the liability of directors and officers in their capacity as director or officer of Air France and the liability of Air France, when and to the extent of the indemnification granted to the directors and officers of Air France.

Item 21.    Exhibits and Financial Statements

Exhibits as required by Item 601 of Regulation S-K

Exhibit Number	Exhibit Description

2.1	Framework Agreement, dated as of October 16, 2003, by and between Air France and KLM.*

3.1	English translation of Articles of association of Air France, as amended to date.

4.1	Form of American Depositary Receipt representing Air France’s American Depositary Shares, each evidencing the right to receive one Air France ordinary share (nominal value €8.50 per share) (included as Exhibit A to Exhibit 4.2).

4.2	Form of ADS Deposit Agreement among Air France, Citibank N.A., as Depositary, and the Holders and Beneficial Owners from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit (a) to the Registration Statement on Form F-6 (SEC File no. 333-114197) filed by Air France with the Securities and Exchange Commission on April 5, 2004).

4.3	Form of American Depositary Warrant Receipt representing Air France’s warrants, each evidencing the right to receive one Air France warrant (included as Exhibit A to Exhibit 4.4).

4.4	Form of ADW Deposit Agreement among Air France, Citibank N.A., as Depositary, and the Holders and Beneficial Owners from time to time of American Depositary Warrants issued thereunder (incorporated by reference to Exhibit (a) to the Registration Statement on Form F-6/A (SEC File no. 333-114204) filed by Air France with the Securities and Exchange Commission on April 27, 2004).

5.1	Opinion of Linklaters as to the legality of the Air France shares and the Air France warrants.

8.1	Opinion of Linklaters as to certain matters of U.S. taxation.*

8.2	Opinion of Linklaters as to certain matters of French taxation.*

8.3	Opinion of Nauta Dutilh as to certain matters of Dutch taxation

10.1	Purchase Agreement No. 337.0022/00 between Airbus Industrie and Air France relating to Model A330-200 aircraft (Air France has requested that the Commission grant confidential treatment for certain portions of this document).

10.2	Purchase Agreement No. 337.0023/99 between Airbus Industrie and Air France relating to Model A318 aircraft (Air France has requested that the Commission grant confidential treatment for certain portions of this document).

10.3	Purchase Agreement No. 337.0033/01 between Airbus Industrie and Air France relating to Model A380 aircraft (Air France has requested that the Commission grant confidential treatment for certain portions of this document).

10.4	Purchase Agreement No. 1966 between The Boeing Company and Air France relating to Model 777-200/300 aircraft (Air France has requested that the Commission grant confidential treatment for certain portions of this document).

Exhibit Number	Exhibit Description

10.5	Purchase Agreement No. 2344 between The Boeing Company and Air France relating to Model 747-400 aircraft (Air France has requested that the Commission grant confidential treatment for certain portions of this document).*

12.1	Statements re computation of ratio of earnings to fixed charges.*

21.1	Subsidiaries of Air France (included in note 32 to the annual consolidated financial statements of Air France).

23.1	Consent of Linklaters (included in Exhibit 5.1).

23.2	Consent of Linklaters (included in Exhibit 8.1).*

23.3	Consent of Linklaters (included in Exhibit 8.2).*

23.4	Consent of Nauta Dutilh (included in Exhibit 8.3).

23.5	Consent of Deloitte Touche Tohmatsu.*

23.6	Consent of Deloitte Touche Tohmatsu.*

23.7	Consent of KPMG S.A.*

23.8	Consent of KPMG Accountants N.V.*

23.9	Consent of Deloitte & Touche España S.L.*

23.10	Consent of Deloitte & Touche España S.L.*

24.1	Powers of Attorney (included as part of the signature pages of the Registration Statement (SEC File no. 333-114188) filed by Air France with the Securities and Exchange Commission on April 5, 2004).

99.1	Form of Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.*

99.4	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees to Clients.*

*	Previously filed on April 5, 2004

Item 22.    Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total U.S. dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Air France’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(d)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Air France has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Paris, France, on April 30, 2004.

SOCIETE AIR FRANCE

/s/ Philippe Calavia
Name:	Philippe Calavia
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 30, 2004.

Name	Title

* Jean-Cyril Spinetta	Chairman and Chief Executive Officer

/s/ Philippe Calavia Philippe Calavia	Chief Financial Officer

* Michel Caruel	Vice-President, Accounting (Principal Accounting Officer)

* Jean-Pierre Aubert	Member of the board of directors

* Patricia Barbizet	Member of the board of directors

* Jean-François Dehecq	Member of the board of directors

* Pierre-Mathieu Duhamel	Member of the board of directors

* Jean-Marc Espalioux	Member of the board of directors

* Bruno Fareniaux	Member of the board of directors

* Michel Guyard	Member of the board of directors

Name	Title

* Paul Laprévote	Member of the board of directors

* Daniel Mackay	Member of the board of directors

* Christian Magne	Member of the board of directors

* Pascal Mathieu	Member of the board of directors

* Christian Paris	Member of the board of directors

* Marie Ramon	Member of the board of directors

* Pierre Richard	Member of the board of directors

* Gilles Ricono	Member of the board of directors

* Denis Samuel-Lajeunesse	Member of the board of directors

* Pierre Weill	Member of the board of directors

* Marie-Joseph Male	Authorized representative in the United States

*By:	/s/ Philippe Calavia

Philippe Calavia Attorney-in-Fact